EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATIONS
                       OF THE SERIES D PREFERRED STOCK OF
                           PANAMERICAN BEVERAGES, INC.



          Carlos Hernandez-Artigas, Secretary of Panamerican Beverages, Inc., a corporation organized and existing under the laws of Panama (the "Company"), HEREBY CERTIFIES:

          1. That a meeting of the Board of Directors of the Company was duly called and held on December 20, 2002, by telephone conference originated from Miami, Florida, U.S.A. pursuant to Article III, Section 9, of the By-Laws.

          2. That present at the meeting were a majority of the directors, to wit: Gustavo Cisneros, Oswaldo Cisneros, Craig Jung, Wade Mitchell, James Postl, Woods W. Staton and Houston Staton, with Luiz Furlan acting by proxy, so that the proper quorum was obtained and voted throughout.

          3. That pursuant to Article III, Section 11, of the By-Laws, Woods
W. Staton, Chairman of the Board, chaired the meeting, and the undersigned kept the minutes.

          4. That at said meeting, after extensive discussion and pursuant to and in accordance with the Stockholders Agreement, to be executed and dated as of December 22, 2002, by and among the Company, Fomento Economico Mexicano, S.A. de C.V., Coca-Cola FEMSA, S.A. de C.V., Midtown Sub, Inc., The Coca-Cola Company, The Coca-Cola Export Corporation and Atlantic Industries, the following Resolution was adopted:

               RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board") of Panamerican Beverages, Inc., a Panamanian corporation (the "Company"), by Article 5 of the Restatement of Articles of Incorporation of the Company as of May 12, 2002, as amended (the "Articles of Incorporation"), the Board does hereby create, provide for and approve a series of Preferred Stock, par value U.S.$0.01 per share, of the Company to be designated "Series D Preferred Stock", consisting of 30,625,690 shares of the presently authorized but unissued shares of Preferred Stock, and that in connection therewith, and pursuant to the authority granted to the Board under Article 5 of the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Articles of Incorporation and not otherwise defined herein shall have the meaning provided in said Articles of Incorporation):


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                                                                             2

                                   ARTICLE I
                            Designation and Amount

          The shares of such series shall be designated "Series D Preferred Stock" and the number of shares constituting such series shall be 30,625,690 (the "Series D Preferred Shares"), which number may not be increased by the Board of Directors without the prior approval of the Holders (as defined in Section 2.1).

          SECTION 2.1. Dividends and Distributions. The holders of the Series D Preferred Shares (together, the "Holders" and each, a "Holder") shall be entitled to such dividends and other distributions in cash, stock or property of the Company as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor, provided, however, that in no event may the rate of any dividend payable on outstanding shares of any class of the Company's Common Stock be greater than the dividend rate payable on outstanding shares of the Series D Preferred Stock, or vice versa. All dividends and distributions on the Series D Preferred Stock payable in stock of the Company shall be made at the same dividend rate per share as determined by the Board of Directors of the Company (the "Board of Directors"). In no event will shares of any class of the Company's Common Stock or Series D Preferred Stock be split, divided or combined unless the other such class is also split, divided or combined at the same rate per share.

          SECTION 2.2. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders of the Series D Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are stated capital or surplus of any nature, an amount equal to U.S.$0.00001 per share. Such payment shall be made before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series D Preferred Shares.


          SECTION 3.1. Corporate Governance Rights. In addition to and independent of any approvals of the Board of Directors or of the holders of any other class or series of shares of the Company that may be required by the Articles of Incorporation of the Company or by applicable law, unless and until such action is approved by the Holders of the Series D Preferred Shares in the manner set forth herein, the Company shall not be authorized to take and shall not take any of the following actions (each such action being hereinafter referred to as an "Approval Item"):

               (a) any alteration, amendment or modification of this Certificate of Designations; or


               (b) any action, including without limitation any action with respect to the Company's Articles of Incorporation or by-laws, the effect of which would circumvent or adversely affect or be inconsistent with the rights, powers, privileges and preferences afforded to the Holders pursuant to this Certificate of Designations, including without limitation the approval rights granted to the Holders pursuant to this Section 3.1.

If the approval of the Holders is required pursuant to any of the foregoing provisions, such approval shall be required notwithstanding the fact that such action is excepted from the requirement of such approval pursuant to any other such provision. The approval or disapproval


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                                                                             3

by the Holders of any Approval Item submitted to it shall be deemed given for all intents and purposes hereunder if and when written notice of such approval or disapproval is delivered by the Holders to the Company or its Board of Directors.

          SECTION 3.2. Voting Rights. The Holders shall have no voting rights except as provided by law. For purposes of any calculation of the percentage of the outstanding Voting Stock or the combined voting power of the outstanding Voting Stock under the terms of this Certificate of Designations, the Series D Preferred Shares shall not be deemed Voting Stock.


                                  ARTICLE II
                                     Rank

          Except as described in Section 2.2, the Series D Preferred Shares shall rank, as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, pari passu with all of the Company's now or hereafter issued Common Stock. The term "Common Stock" shall mean the Class A Common Stock, par value U.S.$0.01 per share, and the Class B Common Stock, par value U.S.$0.01 per share, of the Company as the same exists at the date hereof or as such stock may be constituted from time to time.


                                  ARTICLE III
                Effects of Transfer; Restrictions on Transfer.

          The Series D Preferred Shares may not be Transferred (as hereinafter defined) to any person other than a KO Transferee (as hereinafter defined). In the event of a Transfer (as hereinafter defined) of the Series D Preferred Shares to any person other than a KO Transferee, or in the event that the Holders shall cease at any time to be a KO Transferee, as a result of any transfer of the capital stock of the Holders or any merger, consolidation or amalgamation or otherwise, each Series D Preferred Share shall automatically, without any further action on the part of the Company or the Holder, convert into one share of Class A Common Stock. Each Series D Preferred Share may be converted at any time at the option of the Holder into either one share of Class A Common Stock or one share of Class B Common Stock; provided, however, that the number of shares of Series D Preferred Stock that may be converted into shares of Class B Common Stock will be no more than 2,167,064. Such conversion may be effected by delivery by the Holders of the certificate therefor and written notice to such effect to the Company, and will be effective immediately upon delivery of such notice, at the office of the transfer agent for the Common Stock or at such other place as the Board of Directors may designate. For purposes of this paragraph, "Transfer" shall mean any sale, assignment, transfer, pledge, hypothecation, deposit in a voting trust or other disposition, directly or indirectly, of the Series D Preferred Shares or the rights of the Holders hereunder, and "Transferred" shall have a correlative meaning; provided, however, that the terms "Transfer" and "Transferred" shall not be deemed to include (a) any action taken pursuant to the Stockholders Agreement, (b) the granting of a power of attorney or proxy by the Holders to any officer, director or employee of the Holders or (c) any transfers of the Series D Preferred Stock which occur as a result of the transactions contemplated by the Merger Agreement. For purposes of this
Article V, "KO Transferee" shall mean (x) The Coca-Cola Company ("TCCC") or
(y) any corporation one-hundred percent (100%) of the capital stock of which (other than directors' qualifying shares or shares held by Persons to comply with local law) is owned, directly or indirectly, by TCCC (a "Wholly Owned TCCC Subsidiary"); provided, however, that if such Wholly Owned TCCC Subsidiary is a Person other


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                                                                             4

than the Holders, such Wholly Owned TCCC Subsidiary shall have agreed in writing to be bound by the provisions of the Stockholders Agreement.


                                  ARTICLE IV
                                 Defined Terms

          The following terms as used herein have the following respective meanings:

          "Affiliate" means, as to a specified person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Approval Item" has the meaning set forth in Section 3.1.

          "beneficial owner" has the meaning given to such term in Rule 13d-3 (as currently in effect) under the Exchange Act and the terms "beneficially own" and "beneficial ownership" shall have the correlative meanings.

          "Board of Directors" has the meaning set forth in Section 2.1.

          "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Georgia, U.S.A., the State of New York, U.S.A., or Mexico City, Mexico are authorized or obligated by law or executive order to close.

          "capital stock of the Company" means all shares of Class A Common Stock, Class B Common Stock, Series C Preferred Stock and Series D Preferred Stock of the Company and all other Equity Securities of the Company.

          "Class A Common Stock" means the Company's Class A Common Stock, U.S.$0.01 par value per share.

          "Class B Common Stock" means the Company's Class B Common Stock, U.S.$0.01 par value per share.


          "Common Stock" has the meaning set forth in Article IV.

          "Company" means Panamerican Beverages, Inc., a corporation organized and existing under the laws of Panama.

          "Equity Security" has the meaning given to such term in Rule 3a11-1 (as currently in effect) under the Exchange Act.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Holder" or "Holders" has the meaning set forth in Section 2.1.


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                                                                             5

          "KO Transferee" has the meaning set forth in Article V.

          "Merger Agreement" means the Agreement of Merger dated December 22, 2002, among the Company, Coca-Cola FEMSA, S.A. de C.V. and Midtown Sub, Inc.

          "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Series D Preferred Shares" has the meaning set forth in Article I.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Stockholders Agreement" means the Stockholders Agreement, dated as of December 22, 2002, by and among the Company, Fomento Economico Mexicano, S.A. de C.V., Coca-Cola FEMSA, S.A. de C.V., Midtown Sub, Inc., The Coca-Cola Company, The Coca-Cola Export Corporation and Atlantic Industries.

          "Subsidiary" with respect to any subject corporation means any other corporation the results of which are included in the consolidated financial statements of such subject corporation, and the term "Subsidiaries" has the correlative meaning.

          "TCCC" has the meaning set forth in Article V.

          "Transfer" has the meaning set forth in Article V.

          "Voting Stock" means any shares of capital stock of the Company the holder of which is ordinarily, in the absence of contingencies, entitled to vote in the election of directors of the Company.

          "Wholly Owned Subsidiary" means a subsidiary of the Company all the capital stock of which (other than directors' qualifying shares or shares held by Persons to comply with local laws) is owned by the Company or another Wholly Owned Subsidiary.

          "Wholly Owned TCCC Subsidiary" has the meaning set forth in Article
V.


                                   ARTICLE V
                                   Notices.

          SECTION 7.1. Notice of Meetings. Notice of the record date for any meeting convened for the purpose of voting on any matter with respect to which the holders of any class of Common Stock have a voting right, and of any record date for any solicitation of consents of holders of any class of Common Stock, including a reasonable description of the matters on which a vote will be held, or for which consent will be sought, shall be provided to the Holders by the Company not more than sixty (60) or less than thirty (30) days prior to such record date, unless such notice requirement is waived in writing by the Holders.

          SECTION 7.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered


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                                                                             6

personally or by telecopy transmission or sent by any express mail or reputable overnight courier service, postage or fees pre-paid,


if to the Company,

          Panamerican Beverages, Inc.
          c/o Panamco L.L.C.
          701 Waterford Way, Suite 800
          Miami, FL 33126
          Attention:  General Counsel
          Telephone No.:  (305) 929-0800
          Telecopy No.:  (786) 388-8191







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                                                                             7

with copies to:

          Arias, Fabrega & Fabrega
          Plaza P.H. 2000 Building
          50th Street (Box 6307)
          Panama 5, Republic of Panama
          Attention:  Eduardo de Alba
          Telephone No.:  (011) 507-205-7000
          Telecopy No.:  (011) 507-205-7001


          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, NY 10019
          Attention:  Richard Hall
          Telephone No.:  (212) 474-1000
          Telecopy No.:  (212) 474-3700




if to the Holders or TCCC to:

          The Coca-Cola Company
          One Coca-Cola Plaza, N.W.
          Atlanta, Georgia 30313
          Attention:  Chief Financial Officer
          Telephone No.:  (404) 676-2121
          Telecopy No.:  (404) 676-8683

with a copy to:

          The Coca-Cola Company
          One Coca-Cola Plaza, N.W.
          Atlanta, Georgia 30313
          Attention:  General Counsel
          Telephone No.:  (404) 676-2121
          Telecopy No.:  (404) 676-6792


or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the second Business Day after the day it is so placed in the mail or given to such courier, or if earlier, the time of actual receipt.



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                                                                             8

                                  ARTICLE VI
                                Miscellaneous.

          SECTION 8.1. If a Series D Preferred Share is converted to a share of Class A Common Stock or Class B Common Stock pursuant to the provisions of
Article V, such Series D Preferred Share shall thereupon be deemed automatically cancelled and it will cease immediately, without further action of any party, to give rise to any rights or preferences of the Series D Preferred Stock (but will instead have the rights and preferences of the Class A Common Stock or Class B Common Stock, as applicable). The holder of the Series D Preferred Shares shall nonetheless be obligated to surrender the corresponding share certificate to the Company, endorsed in its favor without restrictions or qualifications, but failure to surrender said share certificate as herein provided shall not affect the automatic cancellation of the share and the immediate termination of all rights and preferences appertaining to the Series D Preferred Shares as provided in Article V and herein.

          SECTION 8.2. The Series D Preferred Shares confers on the Holder thereof no other preemptive rights to unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

          SECTION 8.3. Each certificate representing the Series D Preferred Shares shall bear a legend in the following form, in addition to any legend ordinarily appearing on the certificates representing the shares of preferred stock of the Company:

     THE SHARE OF SERIES D PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE (THE "SERIES D PREFERRED SHARES") AND THE RIGHTS OF THE HOLDER OF THE SERIES D PREFERRED SHARES UNDER THE CERTIFICATE OF DESIGNATIONS MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DEPOSITED IN A VOTING TRUST OR OTHERWISE DISPOSED, DIRECTLY OR INDIRECTLY (HEREINAFTER, "TRANSFERRED" OR A "TRANSFER"), TO ANY PERSON OTHER THAN (X) THE COCA-COLA COMPANY, A DELAWARE CORPORATION (HEREINAFTER, "TCCC"), OR (Y) ANY CORPORATION ONE-HUNDRED PERCENT (100%) OF THE CAPITAL STOCK OF WHICH (EXCEPT FOR DIRECTORS' QUALIFYING SHARES OR SHARES HELD BY PERSONS TO COMPLY WITH LOCAL LAW) IS OWNED, DIRECTLY OR INDIRECTLY, BY TCCC (COLLECTIVELY, A "KO TRANSFEREE"). IN THE EVENT OF A TRANSFER OF THE SERIES D PREFERRED SHARES TO ANY PERSON OTHER THAN A KO TRANSFEREE, OR IN THE EVENT THAT THE HOLDER SHALL CEASE TO BE A KO TRANSFEREE, AS A RESULT OF ANY TRANSFER OF THE CAPITAL STOCK OF THE HOLDER OR ANY MERGER, CONSOLIDATION OR AMALGAMATION OR OTHERWISE, EACH SERIES D PREFERRED SHARE SHALL AUTOMATICALLY, WITHOUT ANY FURTHER ACTION ON THE PART OF THE COMPANY OR THE HOLDER, CONVERT INTO ONE SHARE OF THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE U.S.$0.01 PER SHARE.


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                                                                             9

     IN ADDITION, THE TRANSFER OF THE SERIES D PREFERRED SHARES IS SUBJECT TO CERTAIN RESTRICTIONS CONTAINED IN THE AMENDED AND RESTATED INVESTMENT AGREEMENT DATED AS OF NOVEMBER 1, 1995 (THE "INVESTMENT AGREEMENT"), AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, TCCC AND THE COCA-COLA EXPORT CORPORATION, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY, AND AS FURTHER PROVIDED IN ARTICLE V OF THE CERTIFICATE OF DESIGNATIONS OF THE SERIES D PREFERRED STOCK, PAR VALUE U.S.$0.01 PER SHARE, OF THE COMPANY (THE "CERTIFICATE OF DESIGNATIONS") ISSUED BY THE COMPANY PURSUANT TO THE STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 22, 2002 (THE "STOCKHOLDERS AGREEMENT"), AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, FOMENTO ECONOMICO MEXICANO, S.A. DE C.V., COCA-COLA FEMSA, S.A. DE C.V., MIDTOWN SUB, INC., TCCC, THE COCA-COLA EXPORT CORPORATION AND ATLANTIC INDUSTRIES, WHICH CERTIFICATE OF DESIGNATIONS HAS BEEN REGISTERED AT THE PANAMA PUBLIC REGISTRY.

     THE SERIES D PREFERRED SHARES HAVE BEEN ISSUED IN CONNECTION WITH AND IN CONSIDERATION OF THE AGREEMENTS OF THE COCA-COLA EXPORT CORPORATION AND ATLANTIC INDUSTRIES SET FORTH IN THE STOCKHOLDERS AGREEMENT AND THE OTHER AGREEMENTS OF COCA-COLA EXPORT CORPORATION AND ATLANTIC INDUSTRIES IN THE CERTIFICATE OF DESIGNATIONS.

     THE SERIES D PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SERIES D PREFERRED SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

          SECTION 8.4. The headings contained in this Certificate of Designations are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Certificate of Designations. References to a section are, unless otherwise specified, to one of the sections of this Certificate of Designations.

          SECTION 8.5. Without intending to limit the remedies available to the Holders or the Company, the Holders and the Company have acknowledged and agreed that damages at law will be an insufficient remedy in the event either of them violates the terms of this Certificate of Designations or fails to perform any of its obligations hereunder, and each of them has further agreed that the other of them may apply for and obtain injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically enforce, any of their agreements set forth in this Certificate of Designations.

          SECTION 8.6. This Certificate of Designations has been adopted by the Board of Directors pursuant to the Company's obligations under the Stockholders Agreement and the Merger Agreement. True copies of the Stockholders Agreement and the Merger Agreement are available for inspection at the administrative offices of the Company in Panama City located at the Edificio Torre Dresdner Bank, 7th Floor, 50th Street, Panama, Republic of Panama.


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          IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Carlos Hernandez-Artigas, its Secretary, this the 8th day of January, 2003.


                                            Panamerican Beverages, Inc.


                                            By /s/ Carlos Hernandez-Artigas
                                               -------------------------------
                                               Name:  Carlos Hernandez-Artigas
                                               Title: Secretary